                                    EXHIBIT 10.43

                                 EMPLOYMENT AGREEMENT
                                   OF MICHAEL LUBIN
                                         WITH
                                  DSP TELECOM, INC.


     THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into effective as of the 15th day of June, 1996, by and between DSP TELECOM, INC., a California corporation (hereinafter the "Corporation"), and MICHAEL LUBIN (hereinafter "Lubin").

                                       RECITAL

     The Corporation hereby agrees to employ Lubin, and Lubin hereby agrees to accept employment with the Corporation and expects to be elected as the Executive Vice-President of the Corporation, and of its parent corporation, DSP COMMUNICATIONS, INC., a Delaware corporation ("DSPC"), and as Chairman of the Board of CTP SYSTEMS, INC., a California corporation and Chairman of the Board of CTP SYSTEMS, LTD., an Israeli corporation (collectively CTP Systems, Ltd. and CTP Systems, Inc. shall be referred to as "CTP"), on terms and conditions set forth herein.

                                      AGREEMENT

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.   EMPLOYMENT DUTIES.

          a. CORPORATION'S DUTIES. The Corporation shall allow Lubin to, and Lubin shall, perform responsibilities normally incident to his positions and commensurate with his background, education, experience and professional standing. The Corporation shall provide Lubin with an office, stenographic help, office equipment, supplies, customary services and cooperation suitable and necessary for the performance of his duties.

          b. LUBIN'S DUTIES. Lubin shall devote his full productive time, attention, energy, and skill to the business of the Corporation during the employment term set forth below, and shall not become engaged to render similar services on behalf of any other entity while employed hereunder, without the Corporation's consent, except that Lubin shall, for the months of June, July, August and September of 1996 ("Start-up Months") be allowed to conclude current duties in other businesses. Lubin shall report directly to the Chief Executive Officer of the Corporation, the Chief Executive Officer of DSPC, and the Board of Directors of CTP.

     2. TERM. This Employment Agreement shall commence as of even date herewith. Lubin shall be an employee at will. As used herein, the term "employment term" refers to the entire period of employment of Lubin hereunder.

     3.   COMPENSATION.  Lubin shall be compensated as follows:

          a. FIXED SALARY. Lubin shall receive a fixed salary at the rate of Thirteen Thousand Seven Hundred Fifty United States Dollars (U.S. $13,750.00) per month, (the "Fixed Monthly Salary"), except for the Start-up Months when there will be an appropriate reduction.

          b. PAYMENT. Lubin's Fixed Monthly Salary shall be payable on a semi-monthly basis in arrears.

          c.   BONUSES.

               i. During the employment term, Lubin shall be eligible to receive a bonus of up to One Hundred Thousand Dollars ($100,000) in any calendar year. Bonuses shall be payable at the discretion of the Board of Directors of: the Corporation, DSPC, and CTP (collectively, the "Board"), at anytime in December of the year in which the bonus is earned, or in January or February of the following year. Bonuses shall only be payable if Lubin remains employed with the Corporation full-time through the end of the applicable year, and if Lubin's performance and that of the Corporation warrant such bonuses.

               ii. During the employment term, Lubin shall also be eligible for an additional cash bonus, under certain conditions, as follows:

                    (a) It shall be determined on a pro forma basis without regard to extraordinary items, the annual net income of CTP Systems, Inc. and CTP Systems, Ltd. and any other business affiliated with the Corporation or DSPC (which is attributable to Lubin's efforts as agreed upon by both Lubin and the Corporation) on each of December 31, 1998, December 31, 1999, and December 31, 2000 (each shall be referred to as a "Measurement Date").

                    (b) The amount of net income will be multiplied by the group average price earnings multiple prepared by Oppenheimer & Co. for Comparable Valuation Analysis using comparison companies in the semiconductor, wireless components and wireless equipment business, for the last month before each of the Measurement Dates ("Deemed Value").

                    (c) Between twenty (20) and forty-five (45) days after each Measurement Date, Lubin will be entitled to receive one and two-thirds percent (1-2/3%) of the Deemed Value, less the Option Value (described below). For example, if Lubin's operations bring $1-Million to the bottom line of the Corporation or its affiliated companies at a Measurement Date, and the average multiple is thirty (30), Lubin would be entitled to receive one and two-thirds percent (1-2/3%) of the $30-Million value (or Five Hundred Thousand Dollars ($500,000)), reduced by the Option Value.

                    (d) The Option Value shall equal one-third (1/3) of (a) the amount determined by multiplying the aggregate number of Lubin's vested shares of DSPC granted as outlined in Section 3.f. (below), by the increase, if any, in the market value of such shares over the exercise price; and (b) fifty percent (50%) of the amount determined by multiplying the number of Lubin's unvested shares by the increase, if any, in the market value of such shares over the exercise price.

                    (e) The term net income will be defined by the Corporation's certified independent public accountants taking into account the then-current inter-company agreements allocating certain expenses and overhead among the Corporation's various affiliates.

                    (f) The term market value shall be the market value of DSPC's Common Stock as of the third (3rd) business day after DSPC's annual earnings are released after each Measurement Date for each Measurement Date.

          d.   VACATION.  Lubin shall accrue paid vacation at the rate of twenty
(20) days for each twelve (12) months of employment. Lubin shall be compensated at his usual rate of compensation during any such vacation. Lubin shall be entitled to ten (10) paid holidays during each twelve (12) months of employment. Lubin need not take the vacation in any particular calendar year and shall be entitled to carry forward his current vacation accrual and any other vacation that accrues during the term of this Agreement, except that Lubin may not continue accruing vacation beyond forty (40) business days without the Corporation's approval.

          e. BENEFITS. During the employment term, at the Corporation's expense, Lubin (and his spouse and his other dependents, if any, provided that Lubin pays for the extra cost to cover his spouse and such dependents) shall be entitled to participate in any group plans or programs maintained by the Corporation for any employees relating to group health and other related benefits as in effect from time to time. The level of benefits shall be based on the fixed salary payable to Lubin.

          f. STOCK OPTIONS/WARRANTS. Subject to the approval of the Board and any shareholder approval deemed to be required in the best interests of the Corporation by the Board, the Corporation's parent company, DSPC, shall grant to Lubin options to purchase up to four hundred thousand (400,000) shares of this Corporation's Common Stock at a per share exercise price equal to the fair market value of said shares at the date of grant, and on such other terms as are mutually agreed upon by the parties.

          g. SICK LEAVE. Payment of salary to Lubin during any sick leave shall only be to the extent that Lubin has accrued sick leave or vacation days. Lubin shall accrue sick leave at the same rate generally available to the Corporation's employees.

     3. EXPENSES. The Corporation shall reimburse Lubin for his normal and reasonable expenses incurred for travel, entertainment and similar items in promoting and carrying out the business of the Corporation in accordance with the Corporation's general policy as adopted by the Corporation's management from time to time. As a condition of reimbursement, Lubin agrees to provide the Corporation with copies of all available invoices and receipts, and otherwise account to the Corporation in sufficient detail to allow the Corporation to claim an income tax deduction for such paid item, if such item is deductible. Reimbursements shall be made on a monthly, or more frequent, basis.

     4. CONFIDENTIALITY AND COMPETITIVE ACTIVITIES. Lubin agrees that during the employment term he is in a position of special trust and confidence and has access to confidential and proprietary information about the Corporation's and its clients' business and plans. Lubin agrees that he will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any similar individual or representative capacity, engage or participate in any business that is in competition, in any manner whatsoever, with the Corporation without advance written approval by the Corporation. Notwithstanding anything in the foregoing to the contrary, Lubin shall be allowed to invest as a shareholder in publicly traded companies, or through a venture capital firm or an investment pool. Lubin agrees to sign the Employee Proprietary Information and Inventions Agreement of the Corporation (as set forth in Exhibit A attached hereto and incorporated herein by this reference).

     5.   TERMINATION.

          a. GENERAL. Each of Lubin and the Corporation may terminate this Agreement without cause upon ninety (90) days' notice.

          b. TERMINATION FOR CAUSE. The Corporation may immediately terminate Lubin's employment at any time For Cause without notice. Such for cause termination shall be effective upon receipt of written notice thereof to Lubin specifying the grounds for termination and all relevant facts. "For Cause" shall be deemed to include: (i) fraud, embezzlement, defalcation or conviction of any felonious offense relating to this Corporation's business; (ii) intentionally imparting confidential information relating to the Corporation or its business to competitors or to other third parties other than in the course of carrying out his duties hereunder; or (iii) breaching the terms of Section 5 (above) or any other terms of this Agreement. The Corporation's exercise of its rights to terminate For Cause shall be without prejudice to any other remedy it may be entitled at law, in equity, or under this Agreement.

          c. TERMINATION UPON DEATH OR DISABILITY. This Agreement shall automatically terminate upon Lubin's death, or if any disability or incapacity of Lubin to perform his duties as the result of any injury, sickness, or physical, mental or emotional condition is of such a degree that two (2) independent physicians state in writing that Lubin will be unable to ever return to work.

          d. SEVERANCE PAYMENT. If Lubin remains employed hereunder on a full-time basis for six (6) months or more, and his employment is thereafter terminated hereunder by the Corporation, CTP and DSPC without cause, Lubin shall be entitled to a severance pay equal to six (6) months of Lubin's Fixed Monthly Salary upon such termination. If Lubin remains employed hereunder on a full-time basis for three (3) years or more, and his employment is thereafter terminated hereunder by the Corporation, CTP and DSPC without cause, Lubin shall be entitled to a severance pay equal to nine (9) months of Lubin's Fixed Monthly Salary upon such termination.

          e. BENEFITS. To the extent permissible, the Corporation shall keep in effect during the six (6) months or nine (9) months, as applicable, severance period all insurance coverage for disability, health, or dental insurances then in effect.

     6.   CORPORATE OPPORTUNITIES.

          a. DUTY TO NOTIFY. In the event that Lubin, during the employment term, shall become aware of any business opportunity related to the Corporation's business, Lubin shall promptly notify the Corporation's Directors of such opportunity. Lubin shall not appropriate for himself or for any other person other than the Corporation, or any affiliate of the Corporation, any such opportunity unless, as to any particular opportunity, if a majority of disinterested Directors of the Corporation fails to take appropriate action within forty-five (45) days. Lubin's duty to notify the Corporation and to refrain from appropriating all such opportunities for forty-five (45) days shall neither be limited by, nor shall such duty limit, the application of the general corporate law of California relating to the fiduciary duties of an agent or employee.

          b. FAILURE TO NOTIFY. In the event that Lubin fails to notify the Corporation of, or so appropriates, any such opportunity without the express written consent of a majority of disinterested Directors, Lubin shall be deemed to have violated the provisions of this Section notwithstanding the following:

               i. The capacity in which Lubin shall have acquired such opportunity; or

               ii. The probable success in the Corporation's hands of such opportunity.

          c. EXCLUSIONS. Activities listed on Exhibit B, attached hereto and incorporated herein by this reference, shall be excluded from Sections 4 and 6 (above); provided that any increase in such activities shall be brought to the Board's attention, and provided further that Lubin may not spend any significant amount of time on such activities while employed by the Corporation, DSPC, or CTP.

     7.   MISCELLANEOUS.

          a. ENTIRE AGREEMENT. This Agreement and the exhibits attached hereto constitute the entire agreement and understanding between the parties with respect to the subject matters herein and therein, and supersede and replace any prior agreements and understandings, whether oral or written between them with respect to such matters. The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement.

          b. NO IMPLIED WAIVERS. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

          c. PERSONAL SERVICES. It is understood that the services to be performed by Lubin hereunder are personal in nature and the obligations to perform such services and the conditions and covenants of this Agreement cannot be assigned by Lubin. Subject to the foregoing, and except as otherwise provided herein, this Agreement shall inure to the benefit of and bind the successors and assigns of the Corporation.

          d. SEVERABILITY. If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

          e. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts between California residents entered into and to be performed entirely within the State of California.

          f. NOTICES. All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally, or if given by prepaid telegram, or mailed first-class, postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given seventy-two (72) hours after such delivery, if addressed to the other party at the addresses as set forth on the signature page below. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner above provided.

          g. VENUE. Any action or proceeding arising directly or indirectly from this Agreement shall be litigated in an appropriate state or federal court in the County of Santa Clara, State of California.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DSP TELECOM, INC.
a California corporation
20300 Stevens Creek Blvd., 4th Floor
Cupertino, CA  95014


By: /S/ NATHAN HOD                       /S/ MICHAEL LUBIN
    --------------------------------     -----------------------------------
    NATHAN HOD,.                         MICHAEL LUBIN
    Chief Executive Officer              14014 Rue d'Antibes
                                         Del Mar, California

                                      EXHIBIT A

                                 STATEMENT REGARDING
              EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
                            WITH DSP COMMUNICATIONS, INC.


     Attached to this Statement is your Employee Proprietary Information and Inventions Agreement (the "Agreement") with DSP COMMUNICATIONS, INC., a Delaware corporation (the "Corporation").

     Please take the time to review the Agreement carefully. The Agreement contains material restrictions on your right to disclose or use, during or after your employment, information learned or developed by you during your employment with the Corporation.

     The Corporation considers this Agreement to be very important to the protection of its business. The Corporation intends to enforce the terms of the Agreement and to pursue, as appropriate, injunctions, restraining orders and money damages, should you violate the Agreement.

     If you have any questions concerning the Agreement you may wish to consult an attorney. The employees and agents of the Corporation are not authorized to, and will not, give you legal advice concerning the Agreement.

     If you have read and understand the Agreement, and if you agree to its terms and conditions, please return a fully executed copy of it to the Corporation, retaining one copy for yourself.


Reviewed and Understood:


DATED:
       -------------------------             -------------------------
                                                Employee's Signature

                               DSP COMMUNICATIONS, INC.
                           EMPLOYEE PROPRIETARY INFORMATION
                               AND INVENTIONS AGREEMENT


PROPRIETARY INFORMATION


     1. I understand that, in the course of my work as an Employee of DSP COMMUNICATIONS, INC., a Delaware corporation (the "Corporation"), I have had and may have access to Proprietary Information (as defined below) concerning the Corporation and its clients. In consideration of my employment by the Corporation, I agree to hold in confidence all such Proprietary Information and will not disclose such information directly or indirectly to anyone outside of the Corporation, or use, copy, publish, summarize, make lists of or remove from Corporation premises such information (or remove from the premises any other property of the Corporation) except (a) during my employment to the extent necessary to carry out my responsibilities as an employee of the Corporation; and (b) after termination of my employment, as specifically authorized by the Corporation's Board of Directors. I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by the President of the Corporation, or his designee.

     2. I understand that the reference to "Proprietary Information" in this Agreement means all information and any idea in whatever form, tangible or intangible, whether disclosed to, or learned by or developed by me, pertaining in any manner to the business of the Corporation (or any affiliate of it that might be formed) and of the Corporation's clients unless: (a) the information is or becomes publicly known through lawful means; (b) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Corporation; or (c) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it directly or indirectly, from the Corporation. I further understand that the Corporation considers the following information to be included, without limitation, in such definition of Proprietary Information:
(v) digital signal processing; (w) formulas, teaching techniques, processes, trade secrets, electronic codes, proprietary techniques, inventions, improvements and research projects; (x) information about costs, profits, markets, sales, and lists of customers; (y) plans for future development and new product concepts; and (z) all documents, books, papers, drawings, models, sketches and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given by the Corporation (or any affiliate of it that might be formed) to me, as well as written or verbal instructions or comments.

     3. I agree that I will maintain at my workstation, or in other places under my control, only such Proprietary Information which I have a current "need-to-know," and that I will return to the appropriate person or otherwise properly dispose of Proprietary Information once my need to know is no longer extant. I agree that I will not make copies of information unless I have a legitimate need for such copies in connection with my work.

     4. I hereby acknowledge and agree that all personal property, including, without limitation, all books, manuals, records, models, reports, notes, contracts, lists and other documents, Proprietary Information and equipment furnished to or prepared by me in the course of or incident to my employment, belongs to the Corporation and shall be promptly returned to the Corporation upon termination of my employment by the Corporation.

     5. I also hereby acknowledge that the pursuit of the activities forbidden by this Section 5 would necessarily involve the use or disclosure of Proprietary Information in breach of Section 1, but that proof of such breach would be extremely difficult. To forestall such disclosure, use and breach, and in consideration of my continued employment, I agree that for the term of this Agreement and a period equal to either one (1) year after termination of my employment with the Corporation if the termination is voluntary by me, or "for cause" by the Corporation, or for a period equal to the number of months of severance payment to Employee for (a) termination by the Corporation without cause; (b) for my voluntary termination because the Corporation substantially reduced my job title or responsibilities; or (c) if I resign within the first six (6) months. I shall not for myself or any third party, directly or indirectly (a) divert or attempt to divert from the Corporation (or any affiliate of it that might be formed) any business in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers; (b) solicit for employment, or recommend for employment any person employed by the Corporation, or by any affiliate of it that might be formed, during the period of such person's employment; or
(c) engage in any business activity relating to digital signal processing in the cellular market and related applications, markets, and technologies that is or may be competitive with the Corporation or any affiliate of it that might be formed.

     6. I also agree, in consideration of my continued employment by the Corporation, that I will maintain adequate and current written records on my conception and development of all Invention Ideas and to disclose to the Corporation all Invention Ideas and relevant records. Invention Ideas as used in this Agreement shall mean any and all ideas, processes, trademarks, service marks, inventions, discoveries, patents, copyrights and improvements to the foregoing that are conceived, developed or created by me alone or with others during my employment with the Corporation -- whether or not conceived, developed or created during regular work hours -- and that: (a) fall within the existing or contemplated business of the Corporation or any affiliate of it that might be formed; (b) relate to actual or demonstrably anticipated research or development of the Corporation (or any affiliate of it that might be formed); (c) result from work done by me for or at the request of the Corporation (or any affiliate of it that might be formed); or (d) result from my use of or access to any Proprietary Information or any equipment, supplies, facilities, memoranda, data, customer lists, processes or the like of the Corporation (or any affiliate of it that might be formed).

     7. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, discovery, patent or copyright that I do not believe to be an Invention Idea, but that is conceived, developed or created by me (alone or with others) during my employment with the Corporation relating to digital signal processing in the cellular market and related applications, markets, and technologies, shall be promptly disclosed to the Corporation (such disclosure to be received in confidence). The Corporation shall examine such information to determine if in fact the idea, process or invention, etc., is an Invention Idea subject to this Agreement.

     8. During employment by the Corporation, I further agree to assign to the Corporation, if possible, without further consideration, my entire right, title and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea relating to digital signal processing in the cellular market and related applications, markets, and technologies, which shall be the sole property of the Corporation, whether or not patentable. In the event any Invention Idea shall be deemed by the Corporation to be patentable or otherwise registrable, I shall assist the Corporation (at its expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things (including testifying at the Corporation's expense) necessary or proper to obtain letters patent or other applicable registrations thereon and vest to the Corporation, or any affiliate of it that might be formed, as specified by the Board of Directors of the Corporation, with full title thereto. Should the Corporation be unable to secure my signature on any document necessary to apply for, prosecute, obtain or enforce any patent, copyright or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Corporation and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights or other rights or protections with the same force and effect as if executed and delivered by me.

     9. I acknowledge that there are no idea, processes, trademarks, service marks, inventions, discoveries, patents, copyrights or improvements to the foregoing that I desire to exclude from this Agreement other than those specified on the back of this form. To the best of my knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, inventions, trademarks, service marks, discoveries, patents or copyrights that is now in existence between me and any other person, corporation, partnership or other business or governmental entity. I will not disclose to the Corporation, or use, or induce the Corporation to use, an proprietary information or trade secrets of others. I represent and warrant that I have returned all property and confidential information belonging to all prior employers.

     10. Because of the difficulty of establishing when any idea, process, invention, etc., is first conceived by me, or whether it results from access to proprietary information of the Corporation or the Corporation's equipment, facilities and data, I further agree that any idea, process, trademark, service mark, invention, discovery, patent, copyright or any improvement to the foregoing shall be presumed to be an Invention Idea relating to digital signal processing in the cellular market and related applications, markets, and technologies if it falls within subsection 6(a), (b) or (c) AND is made, used, sold, exploited or reduced to practice by me or with my aid within one (1) year after termination of my employment with the Corporation. In any legal dispute concerning this Section 10, I can rebut the above presumption if I can prove that the idea, process, etc., in question was not first conceived of during my employment with the Corporation, did not result from, or was in any way affected by, the use of Proprietary Information of the Corporation, and did not involve the use of the Corporation's equipment, facilities or data.

     11. I understand that, pursuant to California Labor Code Section 2870, the above provisions do not apply to an invention to which I used no equipment, supply facility, or secret information of the Corporation and which was developed entirely on my own time and (a) which does not relate to the Corporation's business relating to digital signal processing in the cellular market and related applications, markets, and technologies or the Corporation's actual or demonstrably anticipated research or development relating to digital signal processing in the cellular market and related applications, markets, and technologies; or (b) which does not result from any work I performed for the Corporation.

     12. I further understand that the Corporation may assign to another person or entity the Corporation's rights to Invention Ideas covered by this Agreement, and the Corporation's other rights under this Agreement.

     13. Nothing in Sections 1 through 12 are intended to limit any remedy of the Corporation under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law. In the event of termination (voluntary or otherwise) of my employment with the Corporation, I agree promptly and without request, to deliver to and inform the Corporation of all documents and data pertaining to my employment and the Proprietary Information and Invention Ideas of the Corporation or its clients, whether prepared by me or otherwise coming into my possession or control, and to sign any requested documentation in furtherance of the foregoing. I will not retain any written or other tangible material containing any information concerning or disclosing any of the Proprietary Information or Invention Ideas of the Corporation or its clients. I recognize that the unauthorized taking of any of the Corporation's trade secrets is a crime under California Penal Code Section 499c, and is punishable by imprisonment in a state prison in a county jail for a time not exceeding one year, or by a fine not exceeding Five Thousand Dollars ($5,000), or both such fine and such imprisonment. I further recognize that such unauthorized taking of the Corporation's trade secrets could also result in civil liability under the California Civil Code Section 3426, and that willful misappropriation may result in an award against for triple the amount of the Corporation's damages and the Corporation's attorneys' fees in collection of such damages. In addition, I recognize that breach of this Agreement may cause the Corporation irreparable harm for which money is inadequate compensation. I therefore agree that the Corporation will be entitled to injunctive relief to enforce this Agreement, in addition to damages and other available remedies.

     14. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Agreement, or application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provision as applied to other persons, places and circumstances shall remain in full force and effect.

     15. The parties intend that the terms of this Agreement shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial administrative, or other legal proceeding involving this Agreement. This Agreement may not be amended except by an agreement in writing signed by me and by a duly authorized representative of the Corporation.

     16. This Agreement shall be binding upon me and my heirs, executors, administrators, successors and assigns and shall inure to the benefit of the Corporation's successors and assigns.

     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY NOTED ON EXHIBIT 1 TO THIS FORM ANY IDEAS, PROCESSES, TRADEMARKS, SERVICE MARKS, INVENTIONS, DISCOVERIES, PATENTS, COPYRIGHTS OR IMPROVEMENTS TO THE FOREGOING THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.


------------------------------               -----------------------------
     Witness Name                            Employee's Name


------------------------------               -----------------------------
     Witness Signature                       Employee's Signature


Date:                                        Date:
      ------------------------                     -----------------------

                                      EXHIBIT 1


                             LIST OF EXCLUDED INVENTIONS


     Specific application of CDPD in cellular telephones that was developed by Michael Lubin for his former employers and placed into patent applications.

                                      EXHIBIT B

                             LIST OF EXCLUDED ACTIVITIES


     1. Lubin remains an employee without duties or responsibilities of PCSI until March 1997.

     2. Lubin is a director and may become a shareholder of Peregrine SemiConductor.

     3. Lubin is an advisor to GTECH, a publicly trade company that runs the California Lottery.

     4.   Lubin consults for Airnet and may become a shareholder.

     5.   Lubin is an investor in Siliscape.

     6. Lubin may become an advisor and shareholder of a merchant banking entity.

     None of the foregoing shall take up any significant amount of Lubin's time after September 1996.